Exhibit 99.1

Guerrilla RF Announces Record Sales in 2021,

as Product Sales Increase 63 Percent

Company Ends 2021 with Largest Purchase Order Backlog in History,

as the Number of Tier-One and Tier-Two Customers Grows

GREENSBORO, NC—March 31, 2022—Guerrilla RF, Inc. (“Guerrilla RF” or the “Company”), a semiconductor company focused on high performance MMIC’s (monolithic microwave integrated circuits) for the wireless and infrastructure market, announced today financial results for the full year ended December 31, 2021.

The Company reported record total sales of $10.5 million in 2021, an increase of 30 percent as compared to $8.1 million in 2020. Product revenue in 2021 increased 63 percent to a record $9.8 million despite royalty revenue decreasing 69 percent to $652K as compared to $2.1 million in 2020. The decrease in royalty revenue was consistent with the Company’s plan to transition from a licensing model to a product sales model.

Product revenue to our automotive end users increased 82 percent in 2021 to a record $4 million. Repeater end user product revenue doubled to $2.2 million, while sales to our 5G infrastructure end users product revenue remained steady at $1.8 million. Our total direct product costs increased to $4.3 million in 2021; thus, our overall contribution margin on product revenue was 69.6 percent in 2021 ($9.8 million in product revenue divided by $4.3 million in direct product costs). Cash at December 31, 2021 was $5.3 million.

“Our plan to transition from a licensing model to a proprietary product model has been immensely successful,” said Ryan Pratt, founder and CEO at Guerrilla RF. “We believe that we’re a best-in-class MMIC provider in the fast-growing automotive vertical, and we see extraordinary opportunity to launch new and exciting cutting-edge products in 5G infrastructure.”

2021 Highlights:

●	Completed a go-public reverse merger in October 2021

●	Closed an $11.5 million private placement offering October and November 2021, which included the conversion of approximately $4.5 million of debt

●	Ended 2021 with the largest purchase order backlog in the Company’s history

●	Product revenue increased 63 percent finishing 2021 at $9.8 million

●	Contribution margin of product revenue at 69.6 percent for 2021

●	Continued investment in research and development with a focus on new products aimed at 5G network infrastructure

●	Over 30 million units delivered during 2021, versus 19 million in 2020

●	Introduced 14 new products to meet accelerating customer demand

●	Increased number of tier-one customers and tier-two customers

Guerrilla RF, Inc

Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Product shipments	$2,553,094	$2,199,295	$9,827,817	$5,986,108
Royalties	181,793	202,612	652,082	2,103,282
Total	2,734,887	2,401,907	10,479,899	8,089,390

Direct product cost	1,201,556	997,068	4,340,292	2,911,120

Gross Profit	1,533,331	1,404,839	6,139,607	5,178,270

Operating Expenses:
Research and development	1,408,551	942,831	4,592,879	3,591,336
Sales and marketing	869,121	550,745	2,752,153	2,129,238
Administration	1,102,484	222,172	2,464,295	999,731
Total Operating Expenses	3,380,156	1,715,748	9,809,327	6,720,305

Operating Income (Loss)	(1,846,825)	(310,909)	(3,669,720)	(1,542,035)

Interest expense	(81,712)	(136,814)	(551,495)	(469,684)
Other income (expense)	14,960	-	1,384,060	-
Net loss	$(1,913,577)	$(447,723)	$(2,837,155)	$(2,011,719)

Guerrilla RF, Inc

Consolidated Balance Sheets

December 31, 2021 and 2020

	2021	2020
Assets
Cash	$5,313,985	$427,269
Accounts receivable, net	1,667,006	1,653,805
Inventories, net	1,439,014	993,633
Prepaid expense	1,187,418	100,447
Total Current Assets	9,607,423	3,175,154
Property, plant, and equipment, net	1,027,312	789,587
Total Assets	$10,634,735	$3,964,741

Liabilities and Stockholders’ Equity (Deficit)
Short-term debt	$5,117	$1,297,611
Capital lease, current portion	118,420	59,990
Accounts payable and accrued expenses	1,186,443	781,433
Total Current Liabilities	1,309,980	2,139,034
Capital lease	264,347	258,439
PPP loan	-	90,046
Notes payable	144,783	4,602,516
Total Liabilities	1,719,110	7,090,035

Preferred stock, $.0001 par value, 10,000,000 shares authorized no shares issued and outstanding as of December 31, 2021; $.001 par value, 5,042,000 shares authorized 4,852,414 shares issued and outstanding as of December 31, 2020	$-	$4,852
Common stock, $.0001 par value, 300,000,000 shares authorized, 33,222,192 shares issued and outstanding as of December 31, 2021; $.001 par value, 8,484,000 shares authorized, 2,265,633 shares issued and outstanding as of December 31, 2020	3,322	2,261
Additional paid-in-capital	23,958,705	9,076,840
Accumulated deficit	(15,046,402)	(12,209,247)
Total Stockholders’ Equity (Deficit)	8,915,625	(3,125,294)
Total Liabilities and Stockholders’ Equity (Deficit)	$10,634,735	$3,964,741

About Guerrilla RF, Inc.

Guerrilla RF has an extensive portfolio of high-performance radio frequency (RF) and microwave semiconductor devices. The existing product line includes ultra-low noise amplifiers, gain blocks, driver amplifiers, mixers, RF switches, and linear PAs (power amplifiers) – the critical building blocks for mission-critical, performance-driven wireless applications, including 5G wireless infrastructure, cellular repeaters/boosters, and automotive telematics.

Founded in 2013 and based in Greensboro, NC, Guerrilla RF develops and manufactures high performance monolithic microwave integrated circuits (MMICs) to wireless OEMs in multiple market segments – including 5G/4G macro and small cell base stations, cellular repeaters/DAS, automotive telematics such as SDARS/V2X/GPS/DAB, mission-critical military communications, navigation, and high-fidelity wireless audio. To date, the Company has shipped over 100 million devices and has repeatedly been included in Inc. Magazine’s annual Inc. 5000 list. Guerrilla RF recently made the top Inc. 500 list for the second year in a row, coming in at No. 421 and 489 for the 2020 and 2021 rankings, respectively. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company’s filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Sam Funchess, VP of Investor Relations

sfunchess@guerrilla-rf.com

+1 336 510 7840

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